Exhibit 10(a)

CANTEL MEDICAL CORP.

LONG TERM INCENTIVE PLAN

CONFIDENTIAL

Purpose and Objectives

The purpose of the Long Term Incentive Plan (Plan) is to contribute to the motivation of key employees in accomplishing the Company’s long term strategic and shareholder value goals.  The specific objectives of the Plan are as follows:

•                  Clearly communicate and reinforce strategic, operational and financial objectives linked to creating shareholder value.

•                  Provide a competitive incentive for achievement of long term corporate shareholder value goals.

•                  Establish an objective basis for determining annual long term incentive Awards for eligible participants.

Plan Definitions

Certain words or phrases used in this plan document are defined as follows:

•                  Award - An annual long term incentive equity award granted under this Plan.

•                  Company — Cantel Medical Corp.

•                  Compensation Committee — a subgroup of the Board of Directors responsible for the following functions: (1) discharging the Board’s responsibilities relating to compensation of executive officers; (2) producing an annual report on executive compensation for inclusion in the proxy statement; and (3) design, maintenance and administration of all of the Company’s incentive plans.

•                  Plan Year - The period from August 1st - July 31st (fiscal year of Company). The initial Plan Year is the fiscal year ending July 31, 2010.

•                  Target Award - An Award granted to a participant based on eligibility and achievement of EPS objectives and/or other performance objectives for the Plan year established by the Compensation Committee that represents a grant at 100%.

•                  2006 Plan -  the Company’s 2006 Equity Incentive Plan.

Eligibility

All executive officers of the Company, the Presidents of the Company’s Minntech Corporation, Mar Cor Purification, Inc. and Crosstex International, Inc. subsidiaries and other direct reports to the CEO of the Company who are approved by the Compensation Committee are eligible for Awards under this Plan.  New hires/promotions are eligible for a pro-rated Award. Participation will be based on a position’s level and ability to influence the long term performance of the Company.  Participants are identified by title and recommended by the CEO of Cantel Medical Corp., subject to the approval of the Compensation Committee.

Administration

The Compensation Committee has ultimate authority over the Plan, is responsible for approving the Plan and may alter any provision of the Plan or terminate the Plan at any time subject to the terms of the Plan herein. The Compensation Committee will directly administer the Plan with respect to all participants.  Specific responsibilities of the Committee include:

•                  Approving annual Awards made under the Plan

•                  Approving performance targets

•                  Determining Award levels and participation eligibility

The CEO of the Company will make recommendations to the Compensation Committee and resolve questions regarding the interpretation of the Plan.

All Awards granted hereunder made under the 2006 Plan shall be subject to the terms and conditions of the 2006 Plan.

Target Grant Size

The annualized expected value of the executives’ target Awards will be reviewed annually by the Compensation Committee to ensure competitiveness with market trends.

Mix of Targeted Award Value

All participants will be eligible for an Award consisting of a mix of restricted stock and stock options.

Performance Measures

Performance based Awards will be contingent on acceptable individual performance as well as predetermined financial objectives of the Company or one or more of its subsidiaries or operating segments determined by the Compensation Committee. Performance based Awards will vest upon achievement of the designated performance criteria. Notwithstanding the specific performance criteria established, in making a determination as to whether or not such criteria such as earnings growth was achieved, the Compensation Committee shall take into consideration factors such as unanticipated taxes, acquisition costs, non-recurring and extraordinary items, and other equitable factors, as determined by the Compensation Committee in its discretion.

Vesting Period for Service-based Awards

Service-based Awards will vest ratably over three (3) years following the date of grant, or such other period of time determined by the Compensation Committee, subject to the terms and conditions set forth in the 2006 Plan and the agreement reflecting the Award.

Award Term

The term of each Award will be determined by the Compensation Committee.

Effect of Termination

If a participant voluntarily terminates his employment with the Company for any reason other than “Good Reason,” or “Adequate Reason” or normal retirement, or if the Company terminates a participant’s employment for “Cause” or “Unacceptable Performance” then the participant will forfeit any non-vested Awards (as such capitalized terms are defined in a participant’s employment, severance or other agreement).

In the event of a termination of a participant’s employment (i) by a participant for “Good Reason” or “Adequate Reason” or (ii) by the Company other than for “Cause” or “Unacceptable Performance” (as such capitalized terms are defined in the participant’s employment, severance of other agreement) prior to the full vesting of the options and restricted stock held by the participant (i.e., the options becoming exercisable in their entirety and the restricted stock ceasing to have any risks of forfeiture), then, on or effective as of the termination date of employment, the annual installment of such options and restricted stock that is due to vest on the first vesting date following the termination date shall accelerate and vest on a pro rata basis based on the number of days elapsed from the prior vesting date of such options and restricted stock to and including the termination date unless the Company delivers written notice to the participant on or before the termination date stating that such pro rata vesting of such options and restricted stock will not occur.

In the event a participant’s employment is terminated prior to the end of the vesting period due to death, disability, or normal retirement, the participant or beneficiary will be entitled to receive accelerated vesting (in whole or on a pro rate basis for the period employed) that would have been earned if the participant’s employment had continued to the end of the then current Plan Year, subject to the terms of the agreement granting the Award or the approval of the Compensation Committee and subject to the terms of the 2006 Plan.

Effect of a Change in Control

All restrictions of restricted stock Awards will automatically lapse and vesting of stock option Awards will automatically accelerate upon a change in control, consistent with the terms of the 2006 Plan.

Distribution of Awards

Within seventy-five (75) days following each Plan Year, the Compensation Committee shall (a) review the Company’s performance and individual performances of participants during such Plan Year, (b) review all performance based Awards granted or to be granted during or with respect to such Plan Year to determine whether or not the requisite performance targets were achieved, (c) based on such review, take such actions that are required in connection with the granting, vesting or forfeiture of such Awards (based on the terms thereof) and (d) develop and adopt a summary plan including performance based requirements and Award targets, if any, for the following Plan Year.  The summary plan for each Plan Year shall be delivered to the Board promptly following its adoption by the Compensation Committee.

A participant must be actively employed by the Company on the date Awards are made to receive a new Award.  Participants hired or promoted to an eligible position during the Plan year may receive a pro-rated Award (based on time in the eligible position during the Plan year) subject to the approval of the Compensation Committee.

At the sole discretion of the Compensation Committee, a participant may not receive an Award or may receive a reduced Award due to substantiated poor individual performance or misconduct and may be declared ineligible under the Plan. The Compensation Committee intends to provide written notice to such participant promptly following its knowledge or determination of poor individual performance or misconduct and give the participant an opportunity to dispute or explain his performance or misconduct and, to the extent practical, correct any correctible poor performance; provided, however, that the failure to provide such notice shall not affect the Committee’s rights under this paragraph.

General Provisions

Limitations on Vested Interest

It is understood that the Awards hereunder are within the sole discretion of the Company.  No participant has any vested interest in an Award under the Plan until such Award has been approved by the Compensation Committee.

Participants may be deleted from or added to the Plan each year at the sole discretion of the Compensation Committee.

Employment Rights

The Plan does not give any employee the right to be retained in the employ of the Company.  Specifically, the Plan does not create an employment contract for the Plan year or any part thereof.

Non-Assignment

Awards may not be pledged, assigned or transferred for any reason.

Discontinuance, Suspension or Amendment of the Plan

The Company, with the approval of the Compensation Committee, may discontinue or suspend the Plan at any time, or amend the Plan in any respect; provided, however, that no discontinuance, suspension or amendment may adversely affect any then outstanding Award without the consent of the holder of such Award.  The Company may review the Plan and its administration at any time to determine whether the objectives of the Plan continue to be met.  Where appropriate, the Compensation Committee may make changes in the Plan.